Exhibit 99.1

Century Therapeutics Reports Third Quarter 2022 Financial Results and Provides Business Updates

- Phase 1 ELiPSE-1 trial of CNTY-101 in relapsed/refractory CD19 positive B-cell malignancies expected to begin imminently -

- Ended third quarter 2022 with cash, cash equivalents, and investments of $395.3 million; Cash runway into 2025 –

- Company to host virtual Research and Development Day on Friday, November 11 at 8:00 AM ET -

PHILADELPHIA, November 10, 2022 -- Century Therapeutics, Inc. (NASDAQ: IPSC), an innovative biotechnology company developing induced pluripotent stem cell (iPSC)-derived cell therapies in immuno-oncology, today reported financial results and business highlights for the third quarter ended September 30, 2022.

“We made steady progress this quarter with our next generation platform and robust portfolio of cell therapy product candidates, including FDA clearance of our first IND for CNTY-101 in relapsed/refractory B-cell malignancies,” said Lalo Flores, Chief Executive Officer, Century Therapeutics. “We are focused on initiating the Phase 1 ELiPSE-1 trial to assess the potential of our Allo-EvasionTM edits, designed to prevent immunological rejection and enhance persistence of multiple dosing regimens of CNTY-101 with the aim to increase the proportion of patients that achieve durable responses. We look forward to sharing meaningful preclinical data updates at the SITC meeting this week on both our iNK and gamma delta iT cell platforms, and to discussing our pipeline progress and our solid tumor strategy at our virtual Research and Development Day tomorrow.”

“As we continue to realize efficiencies in our platform and synergies across our pipeline, we are updating our financial guidance for the year by reducing our expected GAAP Operating Expenses to $140 million and $145 for the full year ended 2022,” said Michael Diem, Chief Business Officer, Century Therapeutics. “We will remain fiscally responsible as we continue to execute and deliver on our platforms, programs and key milestones, leaving us well positioned with cash runway into 2025.”

Business Highlights

●	Following notification from the U.S. Food and Drug Administration (FDA) that the Phase 1 ELiPSE-1 study of the Company’s first clinical product candidate, CNTY-101, may proceed, Century expects to initiate the trial imminently. The Phase 1 study is designed to assess the safety, tolerability, pharmacokinetics and preliminary efficacy of CNTY-101 in patients with relapsed or refractory CD19 positive B-cell malignancies. All patients will receive an initial standard dose of conditioning chemotherapy consisting of cyclophosphamide (300 mg/m2) and fludarabine (30mg/m2) for three days. Schedule A of the trial includes a single-dose escalation of CNTY-101 and subcutaneous IL-2. Schedule B will evaluate a three-dose schedule per cycle of CNTY-101. Patients who demonstrate a clinical benefit are eligible for additional cycles of treatment with or without additional lymphodepletion pending FDA consent.

●	In October 2022, the Company announced the appointment of Daphne Quimi and Timothy Walbert to its Board of Directors. Ms. Quimi is currently Chief Financial Officer of Amicus Therapeutics and brings operational experience in public accounting and financial reporting to Century. Mr. Walbert is currently Chairman, President, and Chief Executive Officer of Horizon Therapeutics, and brings expertise in product portfolio building and commercialization.

Subsequent Events and Upcoming Milestones

●	Century plans to present preclinical data from its iPSC-based cell therapy platform in two posters at the Society for Immunotherapy of Cancer (SITC) 37th Annual Meeting today, November 10, 2022, and tomorrow, Friday, November 11, 2022. A copy of the presentations will be made available in the Posters section of Century’s website.

●	The Company will host a virtual Research and Development (R&D) Day on Friday, November 11, 2022, from 8:00 AM to 9:30 AM ET. The R&D Day will feature presentations from the Company’s management team and Jonathan Rosenberg, M.D., Chief of the Genitourinary Oncology Service at the Memorial Sloan Kettering Cancer Center (MSKCC), Physician at Memorial Hospital at MSKCC, and Professor of Medicine at Weill Cornell Medical College. The event will focus on the Company’s gamma delta iT cell platform and solid tumor strategy and include a discussion of preclinical data to be presented at the SITC Annual Meeting. For additional information on how to access the event, please visit the Events & Presentations section of Century’s website.

Third Quarter 2022 Financial Results

●	Cash Position: Cash, cash equivalents, and investments were $395.3 million as of September 30, 2022, as compared to $358.8 million as of December 31, 2021. Net cash provided by operations was $36.9 million for the nine months ended September 30, 2022 (which includes deferred revenue from the Bristol-Myers Squibb (BMS) collaboration of $118.5 million) compared to net cash used in operations of $64.7 million for the nine months ended September 30, 2021.

●	Collaboration Revenue: Collaboration revenue was $2.2 million for the three months ended September 30, 2022, generated through the Company’s collaboration, option and license agreement with BMS.

●	Research and Development (R&D) expenses: R&D expenses were $25.9 million for the three months ended September 30, 2022, compared to $19.5 million for the same period in 2021. The increase in R&D expenses was primarily due to an increase in personnel expenses related to increased headcount to expand the Company’s R&D capabilities, costs for pre-clinical studies, costs for laboratory supplies and facility costs offset by a decrease in collaboration expenses with FUJIFILM Cellular Dynamics, Inc. (FCDI) as the scope of work with FCDI has narrowed down to primarily manufacturing CNTY-101 clinical supply.

●	General and Administrative (G&A) expenses: G&A expenses were $8.1 million for the three months ended September 30, 2022, compared to $6.3 million for the same period in 2021. The increase was primarily due to an increase in employee headcount, an increase in directors’ and officers’ insurance expense and an increase in the Company’s professional fees as a result of expanded operations to support the Company’s infrastructure as well as additional costs to operate as a public company, and increased information technology and facility costs.

●	Net loss: Net loss was $30.7 million for the three months ended September 30, 2022, compared to $26.0 million for the same period in 2021.

Financial Guidance

●	The Company expects full year generally accepted accounting principles (GAAP) operating expenses to be between $140 million and $145 million, including non-cash stock-based compensation expense of $10 million to $15 million.

●	The Company expects its cash, cash equivalents, and investments will support operations into 2025.

About Century Therapeutics

Century Therapeutics (NASDAQ: IPSC) is harnessing the power of adult stem cells to develop curative cell therapy products for cancer that we believe will allow us to overcome the limitations of first-generation cell therapies. Our genetically engineered, iPSC-derived iNK and iT cell product candidates are designed to specifically target hematologic and solid tumor cancers. We are leveraging our expertise in cellular reprogramming, genetic engineering, and manufacturing to develop therapies with the potential to overcome many of the challenges inherent to cell therapy and provide a significant advantage over existing cell therapy technologies. We believe our commitment to developing off-the-shelf cell therapies will expand patient access and provide an unparalleled opportunity to advance the course of cancer care. For more information on Century Therapeutics please visit www.centurytx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts or statements that relate to present facts or current conditions, including but not limited to, statements regarding our cash, financial resources and estimated expenses, our clinical development plans and timelines are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “aim,” “seek,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “forecast,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control, including, among others: our ability to successfully advance our current and future product candidates through development activities, preclinical studies, and clinical trials; our ability to obtain FDA acceptance for our future IND submissions and commence clinical trials on expected timelines, or at all; our reliance on the maintenance of certain key collaborative relationships for the manufacturing and development of our product candidates; the timing, scope and likelihood of regulatory filings and approvals, including final regulatory approval of our product candidates; the impact of the COVID-19 pandemic, geopolitical issues and inflation on our business and operations, supply chain and labor force; the performance of third parties in connection with the development of our product candidates, including third parties conducting our future clinical trials as well as third-party suppliers and manufacturers; our ability to successfully commercialize our product candidates and develop sales and marketing capabilities, if our product candidates are approved; and our ability to maintain and successfully enforce adequate intellectual property protection. These and other risks and uncertainties are described more fully in the “Risk Factors” section of our most recent filings with the Securities and Exchange Commission and available at www.sec.gov. You should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

For More Information:

Company: Elizabeth Krutoholow – investor.relations@centurytx.com

Investors: Melissa Forst/Maghan Meyers – century@argotpartners.com

Media: Joshua R. Mansbach – century@argotpartners.com

Century Therapeutics, Inc

Condensed Balance Sheets

(unaudited, in thousands)

	September 30,	December 31,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$111,350	$56,445
Short-term investments	244,509	166,434
Prepaid expenses and other current assets	5,782	5,275
Total current assets	361,641	228,154
Property and equipment, net	77,938	57,967
Operating lease right-of-use assets, net	29,488	11,854
Long-term investments	39,427	135,914
Other long-term assets	3,257	3,486
Total assets	$511,751	$437,375

Liabilities, convertible preferred stock, and stockholders' equity
Current liabilities:
Accounts payable	$5,685	$7,596
Accrued expenses and other liabilities	9,615	7,020
Long-term debt, current	4,036	1,039
Deferred revenue, current	7,571	-
Total current liabilities	26,907	15,655
Operating lease liability, noncurrent	36,594	14,559
Long-term debt, net	6,136	8,903
Other long-term liabilities	971	2,020
Deferred revenue	110,938	-
Total liabilities	181,546	41,137
Stockholders' equity
Common stock	6	5
Additional paid-in capital	821,219	785,049
Accumulated deficit	(487,416)	(388,166)
Accumulated other comprehensive loss	(3,604)	(650)
Total stockholders' equity	330,205	396,238
Total liabilities and stockholders' equity	$511,751	$437,375

Century Therapeutics, Inc

Condensed consolidated statements of operations

(unaudited, in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
Collaboration Revenue	$2,224	$-	$4,678	$-

Operating Expenses
Research and development	$25,898	$19,545	$71,588	$53,852
General and administrative	8,064	6,282	23,615	13,058
In-process research and development	-	-	10,000	-
Total operating expenses	$33,962	$25,827	$105,203	$66,910

Loss from operations	(31,738)	(25,827)	(100,525)	(66,910)

Interest expense	(373)	(322)	(1,017)	(954)
Other income, net	1,387	140	2,351	234
Loss before provision for income taxes	$(30,724)	$(26,009)	$(99,191)	$(67,630)
Provision for income taxes	(25)	-	(59)
Net Loss	$(30,749)	$(26,009)	$(99,250)	$(67,630)

Unrealized loss on investments	(165)	(33)	(2,931)	(28)
Foreign currency translation adjustment	(5)	(27)	(23)	(32)
Comprehensive loss	(30,919)	(26,069)	(102,204)	(67,690)

Net loss per common share - Basic and Diluted	(0.53)	(0.48)	(1.72)	(2.72)

Weighted average common shares outstanding	57,973,541	54,472,650	57,573,406	24,838,250